Exhibit 10.1

TRIPADVISOR, INC. AMENDED AND RESTATED OPTION AGREEMENT

(Domestic)

THIS AMENDED AND RESTATED OPTION AGREEMENT (this “Agreement”), effective June 5, 2017 (the “Effective Date”), between TripAdvisor, Inc., a Delaware corporation (the “Company”), and Stephen Kaufer (the “Eligible Individual”), describes the terms of an award of an Option previously granted to the Eligible Individual by the Company.

RECITALS

A. The Company and the Eligible Individual are parties to an Option Agreement dated as of August 28, 2013 (the “Grant Date”) with respect to the option to purchase 1,100,000 shares of Common Stock (the “Option”) granted by the Company to the Eligible Individual (the “Original Agreement”).

B. The Company and the Eligible Individual have entered into this Agreement for the purpose of amending and restating the terms of the Original Agreement and the terms of the Option.

C. All capitalized terms used herein, to the extent not defined, shall have the meanings ascribed to them in the Company’s Amended and Restated 2011 Stock and Annual Incentive Plan (as amended from time to time, the “Plan”). Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Award of Option

(a) Subject to the terms and conditions of this Agreement and the Plan and the Grant Details, the Company hereby grants the Option to the Eligible Individual. Reference is made to the “Grant Details” that can be found on the equity plan website of the current professional selected by the Company to administer the Plan (the “Plan Administrator”), currently located at www.netbenefits.fidelity.com (or any successor equity administration system selected by the Company to manage the Plan from time to time). Your Grant Details, which sets forth the number of options, the grant price which is the per Share exercise price of the Option, the Grant Date of the Option, and the vesting schedule of the Option (among other information), is hereby incorporated by reference into, and shall be read as part and parcel of, this Agreement.

(b) The Option shall be a Nonqualified Option. Unless earlier terminated pursuant to the terms of this Agreement or the Plan, the Option shall expire on the ten-year anniversary of the Grant Date.

2.	Vesting

Subject to (a) the terms and conditions of this Agreement, the Grant Details and the Plan, and (b) the Eligible Individual’s continuous employment by the Company or one of its Subsidiaries or Affiliates, the Option shall vest and become exercisable on each of the vesting dates detailed in the Grant Details (such period between the date of issuance and each vesting date shall be referred to as the “Vesting Period”). In the event a Termination of Employment of the Eligible Individual occurs prior to the expiration of the Vesting Period for any reason (or for no reason), except as otherwise provided in the Employment Agreement between the Company and Eligible Individual, all remaining unvested Option shall be forfeited by the Eligible Individual and canceled in their entirety effective immediately as of the date of such Termination of Employment.

3.	Exercise of Option

(a) This Option is exercisable by delivery of an exercise notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised and such other representations and agreements as may be required by the Company or the Plan Administrator (the “Exercise Notice”). The Exercise Notice shall be in the form and delivered in the manner prescribed by the Plan Administrator.

(b) The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Shares in respect of which the Option is being exercised. Payment of the aggregate exercise price shall be by any of the following, or a combination thereof, at the election of the Eligible Individual: (i) cash, (ii) check, (iii) a “broker-assisted” or “same-day sale”; or (iv) other method authorized by the Company and/or the Plan Administrator.

(c) No Shares shall be issued pursuant to the exercise of the Option unless such issuance and exercise complies with all relevant provisions of law and the requirements of any stock exchange or quotation service upon which the Shares are then listed.

4.	Termination of Employment by the Company for Cause

(a) Notwithstanding the provisions above, in the event the Eligible Individual incurs a Termination of Employment for Cause or the Eligible Individual voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, the Eligible Individual agrees that the Option (whether or not vested) shall be forfeited and cancelled in their entirety upon such Termination of Employment. In such event, the Company may cause the Eligible Individual, immediately upon notice from the Company, to either (i) return the Option and/or Shares issued upon exercise of the Option that vested during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause or (ii) pay to the Company an amount equal to the aggregate amount, if any, that the Eligible Individual had previously realized in respect of any and all Shares issued upon exercise of the Option that were exercised during the two-year period after the events or circumstances giving rise to or constituting grounds for such Termination of Employment for Cause (i.e. the value of the Shares issued upon exercise of the Option and sold), in each case including any dividend equivalents or other distributions received in respect of any such Option.

(b) For purpose of this Agreement, employment with the Company shall include employment with the Company’s Subsidiaries or Affiliates. The Committee shall have the exclusive discretion to determine whether there has been any Termination of Employment and whether there existed Cause.

5.	Non-Transferability of the Option

During the Vesting Period and until such time as the Option is ultimately exercised as provided herein or on the website of the Plan Administrator, the Option shall not be transferable by the Eligible Individual by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

6.	Rights as a Stockholder

Except as otherwise specifically provided in this Agreement, during the Vesting Period the Eligible Individual shall not be entitled to any rights of a stockholder with respect to the Option. Notwithstanding the foregoing, if the Company declares and pays dividends on the Common Stock during the Vesting Period, the Eligible Individual will be credited with additional amounts for each Option equal to the dividend that would have been paid with respect to such Option if it had been an actual share of Common Stock, which amount shall remain subject to restrictions (and as determined by the Committee may be reinvested in options or may be held in kind as restricted property) and shall vest concurrently with the vesting of the Option upon which such dividend equivalent amounts were paid. Notwithstanding the foregoing, dividends and distributions other than regular cash dividends, if any, may result in an adjustment pursuant to Section 7 below, rather than under this Section 6.

7.	Adjustment in the Event of Change in Stock; Change in Control

(a) In the event of (i) a stock dividend, stock split, reverse stock split, share combination or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), or (ii) a merger, consolidation, acquisition of property or shares, separation, spinoff, reorganization, stock rights offering, liquidation, Disaffiliation, payment of cash dividends other than an ordinary dividend or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to the number of options and the number and kind of shares of Common Stock underlying the Option.

(b) In the case of Corporate Transactions, such adjustments may include, without limitation (i) the cancellation of the Option in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Option, as determined by the Committee or the Board in its sole discretion, (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the shares of Common Stock underlying the Option and (iii) in connection with any Disaffiliation, arranging for the assumption of the Option, or the replacement of the Option with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or Affiliate or by the entity that controls such Subsidiary or Affiliate following such Disaffiliation (as well as any corresponding adjustments to any Option that remain based upon securities of the Company).

(c) The determination of the Committee regarding any such adjustment will be final and conclusive and need not be the same for all Participants.

(d) Unless otherwise determined by the Committee, in the event of a Change in Control, the provisions of Section 10 of the Plan shall apply.

8.	Taxes, Fees and Withholding

(a) The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Eligible Individual in connection with the Option, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

(b) Regardless of any action the Company, its Affiliate or Subsidiary takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), the Eligible Individual acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Eligible Individual’s responsibility and that the Company and/or its Affiliate or Subsidiary (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the exercise of the Option and issuance of the Shares in connection therewith, the receipt of cash or any dividends or dividend equivalents; and (2) do not commit to structure the terms of the award or any aspect of the Option to reduce or eliminate the Eligible Individual’s liability for Tax-Related Items.

(c) In the event that the Company, Subsidiary or Affiliate is required to withhold any Tax-Related Items as a result of the award, vesting or exercise of the Option, or the receipt of cash or any dividends or dividend equivalents, the Eligible Individual shall pay or make adequate arrangements satisfactory to the Company, Subsidiary or Affiliate to satisfy all withholding and payment on account of obligations of the Company, Subsidiary and/or Affiliate. The obligations of the Company under this Agreement shall be conditioned on compliance by the Eligible Individual with this Section 8. In this regard, the Eligible Individual authorizes the Company and/or its Subsidiary or Affiliate to withhold all applicable Tax-Related Items legally payable by the Eligible Individual from his or her wages or other cash compensation paid to the Eligible Individual by the Company and/or its Subsidiary or Affiliate. Alternatively, or in addition, if permissible under local law, the Company may withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, the Eligible Individual will pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Eligible Individual’s participation in the Plan or the Eligible Individual’s award that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares issuable upon exercise of the Option Award if the Eligible Individual fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Section.

(d) In particular, the Eligible Individual understands and acknowledges that all income to which the Eligible Individual is entitled under this Agreement is pre-tax and the Company or its Subsidiaries or Affiliates has the right to withhold and pay on behalf of the Eligible Individual any individual income tax in connection with such income in accordance with applicable law. In the event the Company or its Subsidiaries or Affiliates is not required under applicable law to serve as the withholding agent to withhold and pay on behalf of the Eligible Individual such individual income tax, the Eligible Individual shall have sole responsibility to make such payment, in which case the Eligible Individual shall provide, as requested by the Company or its Subsidiaries or Affiliates from time to time, relevant tax receipts to certify full and prompt payment. The Eligible Individual agrees to indemnify the Company and/or its Subsidiaries or Affiliates for any liability which may arise as a result of his or her failure to pay any and all taxes associated with any income derived pursuant to awards made under this Agreement.

9.	Other Restrictions

(a) The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the shares of Common Stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the award of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b) The Eligible Individual acknowledges that the Eligible Individual is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, if the Eligible Individual is on the Company’s insider list, the Eligible Individual shall be required to obtain pre-clearance from the Company’s General Counsel prior to purchasing or selling any of the Company’s securities (including in connection with the “cashless” exercise of an Option), and may be prohibited from selling such shares other than during an open trading window. The Eligible Individual further acknowledges that, in its discretion, the Company may prohibit the Eligible Individual from selling such shares even during an open trading window if the Company has concerns over the potential for insider trading.

10.	Nature of Award

In accepting the Option award, the Eligible Individual acknowledges that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b) the award of the Option is voluntary and occasional and does not create any contractual or other right to receive future awards of options, or benefits in lieu of options, even if options have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(d) the Eligible Individual’s participation in the Plan will not create a right to further employment with the Company, its Subsidiary or Affiliate and shall not interfere with the ability of the Company to terminate the Eligible Individual’s employment relationship at any time with or without cause;

(e) the Eligible Individual is voluntarily participating in the Plan;

(f) the Option award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary, or Affiliate, and such award is outside the scope of the Eligible Individual’s employment contract, if any;

(g) the Option award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary or Affiliate;

(h) in the event that the Eligible Individual is not an employee of the Company, a Subsidiary or an Affiliate, the Option award will not be interpreted to form an employment contract or relationship with the Company, a Subsidiary or Affiliate; and furthermore, the Option award will not be interpreted to form an employment contract with the Company, a Subsidiary or Affiliate; and

(i) in consideration of the award of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option award or diminution in value of the Option award resulting from Termination of the Eligible Individual’s Employment by the Company, Subsidiary or Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Eligible Individual irrevocably releases the Company, Subsidiary or Affiliate from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, the Eligible Individual will be deemed irrevocably to have waived his or her entitlement to pursue such claim.

11.	No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Eligible Individual’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Eligible Individual is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Eligible Individual’s participation in the Plan, receipt of the Award and/or disposition of the Award before taking any action related to the Plan or the Award.

12.	Notices

Any notices, communications or changes to this Agreement shall be communicated (either directly by the Company or indirectly through any of its Subsidiaries, Affiliates or the Plan Administrator) to the Eligible Individual electronically via email (or otherwise in writing) promptly after such change becomes effective.

13.	Effect of Agreement; Severability

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.	Laws Applicable to Construction; Consent to Jurisdiction

(a) The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Option is subject to the terms and conditions of the Plan, which are hereby incorporated by reference.

(b) Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within the State of Delaware, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Eligible Individual hereby agrees and consents to the personal jurisdiction of said courts over the Eligible Individual for purposes of the resolution of any and all such disputes.

15.	Conflicts and Interpretation

(a) In the event of any (i) conflict between the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, or (ii) ambiguity in the Grant Details, this Agreement, any information posted on the system of the Plan Administrator and/or the books and records of the Company, the Plan shall control.

(b) The Committee shall have the power to interpret the Plan, this Agreement, the Grant Details, any information posted on the system of the Plan Administrator and/or the books and records of the Company, and to adopt such rules for the administration, interpretation and application of the Plan and the Award as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or any Option has vested). All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested parties. The Committee shall not be personally for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement. The Committee shall, in their absolute discretion, determine when any conditions have been fulfilled.

16.	Data Privacy

(a) The Eligible Individual understands that the Company, Subsidiary, Affiliate and/or Plan Administrator may hold certain personal information about him or her, including, but not limited to, the Eligible Individual’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Eligible Individual’s favor, for the purpose of implementing, administering and managing the Plan (“Data”). The Eligible Individual hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her Data as described in this document by and among, as applicable, the Company and its Subsidiaries or Affiliates for the exclusive purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(b) The Eligible Individual understands that Data will be transferred to the Plan Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Eligible Individual understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country may have different data privacy laws and protections than the Eligible Individual’s country. The Eligible Individual authorizes the Company, its Subsidiary or Affiliate, the Plan Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Eligible Individual’s participation in the Plan.

(c) The Eligible Individual understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Eligible Individual’s local human resources representative. The Eligible Individual understands, however, that refusing or withdrawing his or her consent may affect the Eligible Individual’s ability to participate in the Plan. For more information on the consequences of the Eligible Individual’s refusal to consent or withdrawal of consent, the Eligible Individual understands that he or she may contact his or her local human resources representative.

17.	Amendment

(a) The Company may modify, amend or waive the terms of the Option award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Eligible Individual without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(b) This Award and payments made pursuant to this Agreement and the Plan are intended to qualify for an exemption from Section 409A of the Code. If the Company makes a good faith determination that any compensation provided under this Agreement is likely to be subject to the additional tax imposed by Section 409A, the Company may, to the extent it deems necessary or advisable, modify this Agreement, without the Eligible Employee’s consent, to reduce the risk that such additional tax will apply, in a manner designed to preserve the material economic benefits intended to be provided to the Eligible Employee under this Agreement (other than any diminution of such benefit that may be attributable to the time value of money resulting from a delay in the timing of payments hereunder for a period of approximately six months or such longer period as may be required).

18.	Choice of Language

The Eligible Individual has received this Agreement and any other related communications and consents to having received these documents solely in English. If, however, the Eligible Individual receives this or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version in any way, the English version will control.

19.	Electronic Delivery

The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under and participation in the Plan or future options that may be awarded under the Plan by electronic means or to request the Eligible Individual’s consent to participate in the Plan by electronic means. The Eligible Individual hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

By electronically accepting this Agreement and participating in the Plan, the Eligible Individual agrees to be bound by the terms and conditions of the Plan and this Agreement, including the Grant Details. If Eligible Individual has not electronically accepted this Agreement on the Plan Administrator’s website within six months of the Award Date, then this Award shall automatically by deemed accepted and Eligible Individual shall be bound by the terms and conditions in the Plan, this Agreement, including the Grant Details.